Exhibit 10.12

        MONITORING AGREEMENT (this "Agreement"), dated as of October 1, 2001, among HAYNES HOLDINGS INC., a Delaware corporation ("HHI"), HAYNES INTERNATIONAL, INC., a Delaware corporation ("Opco"), and BLACKSTONE MANAGEMENT PARTNERS L.P., a Delaware limited partnership ("BMP").

         WHEREAS, BMP, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of finance, strategy, investment and acquisitions relating to the business of HHI and Opco; and

         WHEREAS, HHI and Opco desire to avail themselves, for the term of this Agreement, of the expertise of BMP in the aforesaid areas and BMP wishes to provide the services to HHI and Opco as herein set forth;

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

1.     Appointment. HHI and Opco hereby appoint BMP to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

2.      Services. BMP hereby agrees that during the term of this Agreement it shall render to HHI and Opco, by and through itself, its affiliates, and their respective officers, employees and representatives as BMP in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of HHI, Opco and their subsidiaries, including, without limitation, (i) advice in operating the business of HHI, Opco and their subsidiaries on a day-to-day basis (ii) advice in designing financing structures and advice regarding relationships with HHI, Opco and their subsidiaries’ lenders and bankers; (iii) advice regarding the structure and timing of public offerings of debt and equity securities of HHI, Opco and their subsidiaries; (iv) advice regarding property dispositions or acquisitions; and (v) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by HHI and Opco. It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by BMP or its affiliates to HHI and Opco in connection with any specific acquisition, divestiture, refinancing or recapitalization by HHI, Opco or any of their subsidiaries. BMP may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of HHI, Opco or such subsidiary and BMP.

3.     Fees. In consideration of the services contemplated by Section 2, for the term of this Agreement, HHI and Opco and their respective successors, jointly and severally, agree to pay to BMP an annual fee (the “Monitoring Fee”) of $950,000, payable in quarterly installments on December 31, March 31, June 30 and September 30 of each year commencing on October 1, 2001 through September 30, 2002. To the extent required by any debt financing of HHI, Opco or their subsidiaries, the Monitoring Fee shall be deferred until the earlier of (i) dissolution of HHI, and (ii) payment of such deferred Monitoring Fee is permitted under such debt financing. Any deferred Monitoring Fee shall bear interest at a rate of ten percent (10%) per annum, compounded annually, from the date deferred until paid.

4.     Reimbursements. In addition to the fees payable pursuant to this Agreement, HHI and Opco shall, jointly and severally, pay directly or reimburse BMP for its Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket costs and expenses reasonably incurred by BMP or its affiliates in connection with the services rendered hereunder in pursuing, or otherwise related to, the business of HHI or Opco, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BMP to HHI or Opco of a written statement thereof.

5.     Indemnification. HHI and Opco, jointly and severally, will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by HHI or Opco. HHI and Opco, jointly and severally, will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising there from, whether or not such Indemnified Party is a party thereto. HHI and Opco will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of BMP. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of BMP.

6.      Accuracy of Information. HHI and Opco shall furnish or cause to be furnished to BMP such information as BMP believes appropriate to its monitoring services hereunder and to the ownership by affiliates of BMP of equity interests of HHI and/or Opco (all such information so furnished being the “Information”). HHI and Opco recognize and confirm that BMP (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

7.     Term. This Agreement shall be effective as of the date hereof and shall continue until September 30, 2002, provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to September 30, 2002. The provisions of Sections 5, 6 and 8 and otherwise as the context so requires shall survive the termination of this Agreement.

8.      Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude BMP, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by HHI or Opco.

9.     Miscellaneous.

(a)     No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)      Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express, or other overnight courier, addressed as follows or to such other address of which the parties may have given notice:

If to BMP:	c/o The Blackstone Group L.P. 345 Park Avenue, 31st Floor New York, New York 10154 Attention: Chinh E. Chu Facsimile: (212) 583-5722
If to HHI or to Opco:	Haynes International, Inc. 1020 West Park Avenue P. O. Box 9013 Kokomo, IN 46904-9013 Attention: Calvin S. McKay Facsimile: (765) 456-6985

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by facsimile, and (ii) one business day after being sent by Federal Express or other overnight courier.

(c)     This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, BMP, HHI, Opco and their respective successors and assigns. The provisions of Section 5 shall inure to the benefit of each Indemnified Party.

(e)     This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(f)     The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(g)     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

BLACKSTONE MANAGEMENT
PARTNERS L.P.
By:  Blackstone Management Partners
L.L.C., its General Partner
By:  /s/   Chinh E. Chu

/ss/   Chinh E. Chu
Name:  Chinh E. Chu
Title:  Senior Managing Director

HAYNES HOLDINGS, INC.
By:  Haynes International, Inc.
By:  /s/   Francis J. Petro

/ss/   Francis J. Petro
Name:  Francis J. Petro
Title:  Chief Executive Officer

HAYNES INTERNATIONAL, INC.
By:  /s/   Francis J. Petro

/ss/   Francis J. Petro
Name:  Francis J. Petro
Title:  Chief Executive Officer